Exhibit 99.2
Tollgrade Promotes Joseph Ferrara to President and CEO
PITTSBURGH, November 16, 2007 — Tollgrade Communications, Inc. (Nasdaq: TLGD), a leading supplier of network service assurance products for the cable and telecom industries, announced today that Joseph Ferrara, 41, Senior Vice President of Marketing and Sales, was promoted to the position of President and Chief Executive Officer, effective immediately. In addition, Mr. Ferrara was also named as a director on the Company’s Board of Directors.
Joe Ferrara succeeds Mark Peterson as the Company’s chief executive, a position he held at Tollgrade since January 2005. Mr. Peterson resigned from his management position and his seat on the Board, effective immediately, to pursue other career interests. He joined Tollgrade in 1997.
“We are grateful for the contributions made by Mark Peterson during his tenure at Tollgrade,” said Daniel P. Barry, Chairman of the Company’s Board of Directors. “He is credited with initiating Tollgrade’s transformation in a rapidly changing business environment. The addition of Joe Ferrara to the management team this year was integral to our management succession process. We are pleased to have Joe as our new chief executive and look forward to supporting his efforts in accelerating Tollgrade’s growth strategies,” added Barry.
Mr. Ferrara joined Tollgrade on August 1, 2007. He has a track record in managing business transformations in the communications industry, most recently with Ericsson where he managed the integration of Marconi North America following its acquisition and was the General Manager of Ericsson’s Data Networks division.

Previously, Ferrara was CEO of Marconi’s North American operations where he managed the global business of its wireless and data networks divisions. At Marconi, he held progressively more responsible positions as Vice President of Business Operations, Vice President of Marketing and Vice President of Customer Service. Prior to that, Ferrara was Associate Vice President — North America Marketing for Startec Global Communications where he led all marketing activities, including strategic planning, geographic expansion and integration of acquired companies. He began his telecommunications career with MCI where he held successive management positions in product management, brand management and network services.
A resident of Pittsburgh, Joe Ferrara has a Masters in Business Administration degree from the University of Maryland, as well as a Bachelor of Science degree from the Pennsylvania State University.

About Tollgrade
Tollgrade Communications, Inc. is a leading provider of network service assurance products and services for centralized test systems around the world. Tollgrade designs, engineers, markets and supports centralized test systems, test access and status monitoring products, and next generation network assurance technologies for the broadband marketplace. Tollgrade’s customers range from the top RBOCs (Regional Bell Operating Companies) and Cable providers, to numerous independent telecom, cable and broadband providers around the world. Tollgrade’s network testing, measurement and monitoring solutions support the infrastructure of cable and telecom companies offering current and emerging triple play services. Tollgrade, headquartered near Pittsburgh in Cheswick, Pa., and its products and customer reach span over 300 million embedded access lines, more than any other test and measurement supplier. For more information, visit Tollgrade’s web site at www.tollgrade.com

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